PBF Energy Reports Second Quarter 2020 Results

•Second quarter income from operations of $620.8 million (excluding special items, second quarter loss from operations of $433.7 million)
•Bolstered liquidity by more than $1.5 billion through sale of hydrogen plants and notes offering
•Reduced 2020 capital expenditures by approximately 50%, a more than $350 million reduction
•Implemented more than $250 million of additional cost reductions and cash conservation measures

PARSIPPANY, NJ - July 31, 2020 - PBF Energy Inc. (NYSE:PBF) today reported second quarter 2020 income from operations of $620.8 million as compared to income from operations of $9.5 million for the second quarter of 2019. Excluding special items, second quarter 2020 loss from operations was $433.7 million as compared to income from operations of $191.5 million for the second quarter of 2019. PBF Energy's financial results reflect the consolidation of PBF Logistics LP (NYSE: PBFX), a master limited partnership of which PBF indirectly owns the general partner and approximately 48% of the limited partner interests as of quarter-end.

The company reported second quarter 2020 net income of $413.0 million and net income attributable to PBF Energy Inc. of $389.1 million or $3.23 per share. This compares to net loss of $21.6 million, and net loss attributable to PBF Energy Inc. of $32.2 million or $(0.27) per share for the second quarter 2019. Special items included in the second quarter 2020 results, which increased net income by a net, after-tax benefit of $777.2 million, or $6.42 per share, consisted of a lower-of-cost-or-market ("LCM") inventory adjustment, change in the fair value of the earn-out provisions, primarily in connection with the Martinez acquisition (the "Contingent Consideration"), and gain on sale of hydrogen plants, slightly offset by severance costs related to a reduction in the workforce. Adjusted fully-converted net loss for the second quarter 2020, excluding special items, was $384.8 million, or $(3.19) per share on a fully-exchanged, fully-diluted basis, as described below, compared to adjusted fully-converted net income of $101.1 million or $0.83 per share, for the second quarter 2019.

Tom Nimbley, PBF Energy's Chairman and CEO, said, “Our second quarter financial performance reflects the staggering impact the pandemic had on our business and the underlying impact to demand for our essential products. Through these trying times our people have responded with vigor to protect each other and our customers, and remained focused on the reliability of our ongoing operations. We made significant adjustments to our operations and took several actions to reduce our overall cash burn rate. In the current environment, liquidity and protecting the balance sheet are our primary objectives. With our strong cash balance and increased availability on our existing credit facilities, we are confident that we have the financial flexibility to navigate the current market.” Mr. Nimbley continued, “We appear to have passed the low point of demand, particularly for gasoline and diesel, and have seen demand rebound broadly to approximately 80% of pre-COVID levels with the exception of jet fuel which will likely take much longer to recover.” Mr. Nimbley concluded, “Across the country and globe, regions are responding differently to the challenges presented by the pandemic and we will likely experience demand recovery at an uneven pace as the pandemic runs its course. We remain at a fragile intersection on the recovery path and we will continue to run our operations in a safe, reliable and environmentally responsible manner and be responsive to market conditions.”

Liquidity and Financial Position
In response to the pandemic, we have taken several steps to protect our balance sheet and increase the financial liquidity of the company. As of July 2020, our liquidity was approximately $1.9 billion based on our estimated $1.2 billion of cash, excluding cash held at PBF Logistics LP, and more than $700 million of availability under our asset-backed revolving credit facility.

On May 7, 2020, PBF announced that its indirect subsidiary, PBF Holding Company LLC successfully priced $1.0 billion of 9.25% senior secured notes due 2025 in a private offering. The offering closed on May 13, 2020.

Strategic Update and Outlook
Employee and operational safety continue to be an ongoing priority in our pandemic response. We have implemented a number of safety protocols, social distancing requirements, issued personal protective equipment to all employees and enhanced facility cleanings all focused on protecting our dedicated front line employees who have remained on the job throughout the current crisis and returning employees as they come back to the office. As a result of our efforts, operations at all of our facilities have remained unaffected by worker unavailability and we have continued uninterrupted supply of our critical products to our customers.

We are actively responding to the impacts of the pandemic and ongoing rebalancing in the global oil markets. In late March and through the second quarter of 2020, we reduced the amount of crude oil processed at our refineries in response to the decreased demand for our products and temporarily idled units at certain of our refineries to optimize our production in light of prevailing market conditions. We made progress on our initial expense reduction measures announced in March 2020. Our goal remains to achieve an operating expense reduction of approximately $250 million in 2020 as compared to our originally budgeted expectations. A certain portion of the reductions are related to running at lower rates during the second quarter of 2020 but the majority are purposeful operating expense reductions that we expect to translate into durable, long-term savings.

Our refining capital spending program is on track to meet our revised guidance of approximately $360 million for 2020, with the bulk of the spending having occurred in the first and second quarters. For the remainder of 2020, we expect to incur approximately $90 to $100 million in refining capital expenditures.

We operated our refineries at reduced rates during the second quarter and, based on current market conditions, we plan on continuing to operate our refineries at lower utilization until such time that sustained product demand justifies higher production. We expect near-term throughput to be in the 700,000 to 800,000 barrel per day range for our refining system.

Sale of Hydrogen Plants
On April 17, 2020, we closed on the sale of five hydrogen plants to Air Products and Chemicals, Inc. for gross cash proceeds of $530.0 million. We entered into off-take arrangements for hydrogen on terms in line with similar arrangements in place throughout our refining system.

Adjusted Fully-Converted Results
Adjusted fully-converted results assume the exchange of all PBF Energy Company LLC Series A Units and dilutive securities into shares of PBF Energy Inc. Class A common stock on a one-for-one basis, resulting in the elimination of the noncontrolling interest and a corresponding adjustment to the company's tax provision.

Non-GAAP Measures
This earnings release, and the discussion during the management conference call, may include references to Non-GAAP (Generally Accepted Accounting Principles) measures including Adjusted Fully-Converted Net Income, Adjusted Fully-Converted Net Income excluding special items, Adjusted Fully-Converted Net Income per fully-exchanged, fully-diluted share, Income from operations excluding special items, gross refining margin, gross refining margin excluding special items, gross refining margin per barrel of throughput, EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization), EBITDA excluding special items and Adjusted EBITDA. PBF believes that Non-GAAP financial measures provide useful information about its operating performance and financial results. However, these measures have important limitations as analytical tools and should not be viewed in isolation or considered as alternatives for, or superior to, comparable GAAP financial measures. PBF's Non-GAAP financial measures may also differ from similarly named measures used by other companies. See the accompanying tables and footnotes in this release for additional information on the Non-GAAP measures used in this release and reconciliations to the most directly comparable GAAP measures.

Conference Call Information
PBF Energy's senior management will host a conference call and webcast regarding quarterly results and other business matters on Friday, July 31, 2020, at 8:30 a.m. ET. The call is being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be accessed by dialing (877) 876-9173 or (785) 424-1667, conference ID: PBFQ220. The audio replay will be available two hours after the end of the call through August 14, 2020, by dialing (800) 839-0866 or (402) 220-0662.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP's SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customer and vendors; risk relating to the securities markets generally; risks associated with the recent acquisition of the Martinez refinery, and related logistics assets; the duration and severity of the COVID-19 pandemic and certain developments in the global oil markets and their impact on the global macroeconomic conditions; and the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 48% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

###

Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues	$2,515.8	$6,560.0	$7,793.3	$11,776.2

Cost and expenses:
Cost of products and other	1,753.1	5,955.8	7,716.4	10,165.0
Operating expenses (excluding depreciation and amortization expense as reflected below)	442.1	433.2	973.8	912.2
Depreciation and amortization expense	122.3	104.2	239.0	207.2
Cost of sales	2,317.5	6,493.2	8,929.2	11,284.4
General and administrative expenses (excluding depreciation and amortization expense as reflected below)	57.9	53.6	140.4	111.2
Depreciation and amortization expense	2.8	2.9	5.7	5.7
Change in fair value of contingent consideration	(12.1)	—	(64.9)	—
(Gain) loss on sale of assets	(471.1)	0.8	(471.1)	0.8
Total cost and expenses	1,895.0	6,550.5	8,539.3	11,402.1

Income (loss) from operations	620.8	9.5	(746.0)	374.1

Other income (expense):
Interest expense, net	(65.5)	(42.1)	(114.7)	(81.6)
Change in Tax Receivable Agreement liability	—	—	(11.6)	—
Change in fair value of catalyst obligations	(5.1)	0.5	6.6	(2.6)
Debt extinguishment costs	—	—	(22.2)	—
Other non-service components of net periodic benefit cost	1.1	—	2.1	(0.1)
Income (loss) before income taxes	551.3	(32.1)	(885.8)	289.8
Income tax expense (benefit)	138.3	(10.5)	(236.3)	70.0
Net income (loss)	413.0	(21.6)	(649.5)	219.8
Less: net income attributable to noncontrolling interests	23.9	10.6	27.3	22.8
Net income (loss) attributable to PBF Energy Inc. stockholders	$389.1	$(32.2)	$(676.8)	$197.0

Net income (loss) available to Class A common stock per share:
Basic	$3.24	$(0.27)	$(5.66)	$1.64
Diluted	$3.23	$(0.27)	$(5.67)	$1.63
Weighted-average shares outstanding-basic	120,010,882	119,181,845	119,499,392	119,885,386
Weighted-average shares outstanding-diluted	121,428,900	119,181,845	120,612,601	122,020,444

Dividends per common share	$—	$0.30	$—	$0.60

Adjusted fully-converted net income (loss) and adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 1):
Adjusted fully-converted net income (loss)	$392.4	$(32.7)	$(684.3)	$198.8
Adjusted fully-converted net income (loss) per fully exchanged, fully diluted share	$3.23	$(0.27)	$(5.67)	$1.63
Adjusted fully-converted shares outstanding - diluted (Note 6)	121,428,900	120,388,170	120,612,601	122,020,444

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited, in millions, except share and per share data)

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) AND ADJUSTED FULLY-CONVERTED NET INCOME (LOSS) EXCLUDING SPECIAL ITEMS (Note 1)		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2020	2019	2020	2019
Net income (loss) attributable to PBF Energy Inc. stockholders		$389.1	$(32.2)	$(676.8)	$197.0
Less:	Income allocated to participating securities	—	0.1	0.1	0.2
Income (loss) available to PBF Energy Inc. stockholders - basic		389.1	(32.3)	(676.9)	196.8
Add:	Net income (loss) attributable to noncontrolling interest (Note 2)	4.5	(0.5)	(10.1)	2.7
Less:	Income tax (expense) benefit (Note 3)	(1.2)	0.1	2.7	(0.7)
Adjusted fully-converted net income (loss)		$392.4	$(32.7)	$(684.3)	$198.8
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	(584.2)	182.0	701.4	(324.0)
Add:	Change in Tax Receivable Agreement liability	—	—	11.6	—
Add:	Debt extinguishment costs	—	—	22.2	—
Add:	Change in fair value of contingent consideration	(12.1)	—	(64.9)	—
Add:	Gain on sale of hydrogen plants	(471.1)	—	(471.1)	—
Add:	Severance costs	12.9	—	12.9	—
Less:	Recomputed income taxes on special items (Note 3)	277.3	(48.2)	(55.8)	85.7
Adjusted fully-converted net income (loss) excluding special items		$(384.8)	$101.1	$(528.0)	$(39.5)

Weighted-average shares outstanding of PBF Energy Inc.		120,010,882	119,181,845	119,499,392	119,885,386
Conversion of PBF LLC Series A Units (Note 5)		1,017,620	1,206,325	1,113,209	1,206,325
Common stock equivalents (Note 6)		400,398	1,501,569	—	928,733
Fully-converted shares outstanding - diluted		121,428,900	121,889,739	120,612,601	122,020,444

Adjusted fully-converted net income (loss) per fully exchanged, fully diluted shares outstanding (Note 6)		$3.23	$(0.27)	$(5.67)	$1.63

Adjusted fully-converted net income (loss) excluding special items per fully exchanged, fully diluted shares outstanding (Note 4, 6)		$(3.19)	$0.83	$(4.38)	$(0.33)

		Three Months Ended		Six Months Ended
RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO INCOME (LOSS) FROM OPERATIONS EXCLUDING SPECIAL ITEMS		June 30,		June 30,
		2020	2019	2020	2019
Income (loss) from operations		$620.8	$9.5	$(746.0)	$374.1
Special Items (Note 4):
Add:	Non-cash LCM inventory adjustment	(584.2)	182.0	701.4	(324.0)
Add:	Change in fair value of contingent consideration	(12.1)	—	(64.9)	—
Add:	Gain on sale of hydrogen plants	(471.1)	—	(471.1)	—
Add:	Severance costs	12.9	—	12.9	—
Income (loss) from operations excluding special items		$(433.7)	$191.5	$(567.7)	$50.1

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
EBITDA RECONCILIATIONS (Note 7)
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND EBITDA EXCLUDING SPECIAL ITEMS	2020	2019	2020	2019

Net income (loss)	$413.0	$(21.6)	$(649.5)	$219.8
Add: Depreciation and amortization expense	125.1	107.1	244.7	212.9
Add: Interest expense, net	65.5	42.1	114.7	81.6
Add: Income tax expense (benefit)	138.3	(10.5)	(236.3)	70.0
EBITDA	$741.9	$117.1	$(526.4)	$584.3
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	(584.2)	182.0	701.4	(324.0)
Add: Change in Tax Receivable Agreement liability	—	—	11.6	—
Add: Debt extinguishment costs	—	—	22.2	—
Add: Change in fair value of contingent consideration	(12.1)	—	(64.9)	—
Add: Gain on sale of hydrogen plants	(471.1)	—	(471.1)	—
Add: Severance costs	12.9	—	12.9	—
EBITDA excluding special items	$(312.6)	$299.1	$(314.3)	$260.3

	Three Months Ended		Six Months Ended
	June 30,		June 30,
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA	2020	2019	2020	2019

EBITDA	$741.9	$117.1	$(526.4)	$584.3
Add: Stock-based compensation	9.1	12.0	18.7	20.0
Add: Change in fair value of catalyst obligations	5.1	(0.5)	(6.6)	2.6
Add: Change in fair value of contingent consideration (Note 4)	(12.1)	—	(64.9)	—
Add: Non-cash LCM inventory adjustment (Note 4)	(584.2)	182.0	701.4	(324.0)
Add: Gain on sale of hydrogen plants (Note 4)	(471.1)	—	(471.1)	—
Add: Change in Tax Receivable Agreement liability (Note 4)	—	—	11.6	—
Add: Debt extinguishment costs (Note 4)	—	—	22.2	—
Add: Severance costs (Note 4)	12.9	—	12.9	—
Adjusted EBITDA	$(298.4)	$310.6	$(302.2)	$282.9

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

	June 30,	December 31,
	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$1,225.2	$814.9
Inventories	1,620.2	2,122.2
Total assets	10,073.3	9,132.4
Total debt	4,092.8	2,064.9

Total equity	2,889.7	3,585.5
Total equity excluding special items (Note 4, 13)	$3,136.3	$3,675.8

Total debt to capitalization ratio (Note 13)	59%	37%
Total debt to capitalization ratio, excluding special items (Note 13)	57%	36%
Net debt to capitalization ratio (Note 13)	50%	26%
Net debt to capitalization ratio, excluding special items (Note 13)	48%	25%

SUMMARIZED STATEMENT OF CASH FLOW DATA
(Unaudited, in millions)

	Six Months Ended June 30,
	2020	2019
Cash flows used in operating activities	$(628.8)	$(27.4)
Cash flows used in investing activities	(933.6)	(501.9)
Cash flows provided by financing activities	1,972.7	136.1
Net increase (decrease) in cash and cash equivalents	410.3	(393.2)
Cash and cash equivalents, beginning of period	814.9	597.3
Cash and cash equivalents, end of period	$1,225.2	$204.1

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
CONSOLIDATING FINANCIAL INFORMATION (Note 8)
(Unaudited, in millions)

	Three Months Ended June 30, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$2,499.1	$89.2	$—	$(72.5)	$2,515.8
Depreciation and amortization expense	111.1	11.2	2.8	—	125.1
Income (loss) from operations	614.6	50.1	(43.9)	—	620.8
Interest expense, net	0.7	12.7	52.1	—	65.5
Capital expenditures	143.8	1.8	2.2	—	147.8

	Three Months Ended June 30, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$6,551.9	$82.8	$—	$(74.7)	$6,560.0
Depreciation and amortization expense	95.3	8.9	2.9	—	107.1
Income (loss) from operations (Note 15, 16)	23.7	37.8	(48.8)	(3.2)	9.5
Interest expense, net	0.9	12.5	28.7	—	42.1
Capital expenditures	235.9	4.0	1.4	—	241.3

	Six Months Ended June 30, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$7,759.1	$182.2	$—	$(148.0)	$7,793.3
Depreciation and amortization expense	216.5	22.5	5.7	—	244.7
Income (loss) from operations	(771.8)	97.8	(72.0)	—	(746.0)
Interest expense, net	1.5	25.5	87.7	—	114.7
Capital expenditures (Note 14)	1,447.9	7.9	7.2	—	1,463.0

	Six Months Ended June 30, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Revenues	$11,760.6	$161.6	$—	$(146.0)	$11,776.2
Depreciation and amortization expense	189.6	17.6	5.7	—	212.9
Income (loss) from operations (Note 15, 16)	413.2	72.0	(103.2)	(7.9)	374.1
Interest expense, net	1.4	24.6	55.6	—	81.6
Capital expenditures	483.0	15.2	3.7	—	501.9

	Balance at June 30, 2020
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$8,947.7	$950.5	$230.2	$(55.1)	$10,073.3

	Balance at December 31, 2019
	Refining	Logistics	Corporate	Eliminations	Consolidated Total
Total Assets	$8,154.8	$973.0	$52.7	$(48.1)	$9,132.4

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
MARKET INDICATORS AND KEY OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Market Indicators (dollars per barrel) (Note 9)	2020	2019	2020	2019
Dated Brent crude oil	$29.57	$68.96	$39.55	$66.16
West Texas Intermediate (WTI) crude oil	$27.96	$59.90	$36.69	$57.42
Light Louisiana Sweet (LLS) crude oil	$30.19	$67.04	$38.93	$64.75
Alaska North Slope (ANS) crude oil	$30.28	$68.29	$40.59	$66.37
Crack Spreads:
Dated Brent (NYH) 2-1-1	$9.66	$13.54	$9.81	$11.72
WTI (Chicago) 4-3-1	$5.25	$21.10	$6.30	$16.79
LLS (Gulf Coast) 2-1-1	$6.49	$12.65	$8.44	$11.29
ANS (West Coast-LA) 4-3-1	$9.18	$22.96	$11.26	$18.33
ANS (West Coast-SF) 3-2-1	$8.76	$21.72	$9.20	$16.61
Crude Oil Differentials:
Dated Brent (foreign) less WTI	$1.61	$9.06	$2.86	$8.74
Dated Brent less Maya (heavy, sour)	$5.34	$7.27	$7.01	$5.69
Dated Brent less WTS (sour)	$1.42	$10.73	$3.04	$10.15
Dated Brent less ASCI (sour)	$0.35	$3.96	$2.30	$3.17
WTI less WCS (heavy, sour)	$5.77	$12.53	$11.21	$11.28
WTI less Bakken (light, sweet)	$3.03	$1.06	$3.25	$0.41
WTI less Syncrude (light, sweet)	$1.22	$(0.05)	$1.37	$(0.01)
WTI less LLS (light, sweet)	$(2.23)	$(7.14)	$(2.24)	$(7.33)
WTI less ANS (light, sweet)	$(2.32)	$(8.39)	$(3.90)	$(8.95)
Natural gas (dollars per MMBTU)	$1.75	$2.51	$1.81	$2.69

Key Operating Information
Production (barrels per day ("bpd") in thousands)	676.0	854.2	770.1	796.7
Crude oil and feedstocks throughput (bpd in thousands)	675.1	854.1	764.0	798.9
Total crude oil and feedstocks throughput (millions of barrels)	61.4	77.7	139.0	144.6
Consolidated gross margin per barrel of throughput	$3.23	$0.85	$(8.17)	$3.40
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$1.54	$9.10	$4.36	$7.85
Refinery operating expense, per barrel of throughput (Note 11)	$6.90	$5.27	$6.70	$5.97
Crude and feedstocks (% of total throughput) (Note 12)
Heavy	44%	30%	44%	31%
Medium	31%	28%	26%	30%
Light	13%	26%	17%	25%
Other feedstocks and blends	12%	16%	13%	14%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput)
Gasoline and gasoline blendstocks	46%	49%	48%	48%
Distillates and distillate blendstocks	32%	31%	32%	32%
Lubes	1%	1%	1%	1%
Chemicals	1%	2%	1%	2%
Other	20%	17%	19%	17%
Total yield	100%	100%	101%	100%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Supplemental Operating Information - East Coast (Delaware City and Paulsboro)
Production (bpd in thousands)	241.5	321.1	284.7	309.5
Crude oil and feedstocks throughput (bpd in thousands)	242.3	325.8	285.8	315.5
Total crude oil and feedstocks throughput (millions of barrels)	22.0	29.6	52.0	57.1
Gross margin per barrel of throughput	$3.08	$(3.56)	$(6.53)	$(1.29)
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$3.51	$4.18	$5.48	$3.78
Refinery operating expense, per barrel of throughput (Note 11)	$5.02	$4.91	$5.42	$5.61
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	23%	18%	25%	22%
Medium	41%	42%	33%	46%
Light	15%	17%	22%	11%
Other feedstocks and blends	21%	23%	20%	21%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	40%	44%	43%	44%
Distillates and distillate blendstocks	36%	29%	36%	30%
Lubes	2%	2%	2%	2%
Chemicals	2%	1%	2%	1%
Other	20%	23%	17%	21%
Total yield	100%	99%	100%	98%

Supplemental Operating Information - Mid-Continent (Toledo)
Production (bpd in thousands)	77.6	166.0	84.2	158.1
Crude oil and feedstocks throughput (bpd in thousands)	76.9	163.2	83.5	155.6
Total crude oil and feedstocks throughput (millions of barrels)	7.0	14.9	15.2	28.2
Gross margin per barrel of throughput	$7.95	$5.82	$(20.22)	$10.26
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$(4.63)	$14.87	$(1.51)	$13.65
Refinery operating expense, per barrel of throughput (Note 11)	$7.14	$4.80	$7.81	$5.16
Crude and feedstocks (% of total throughput) (Note 12):
Medium	42%	30%	40%	29%
Light	56%	69%	58%	70%
Other feedstocks and blends	2%	1%	2%	1%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	49%	50%	47%	51%
Distillates and distillate blendstocks	26%	36%	28%	36%
Chemicals	4%	5%	3%	6%
Other	22%	11%	23%	9%
Total yield	101%	102%	101%	102%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Supplemental Operating Information - Gulf Coast (Chalmette)
Production (bpd in thousands)	134.4	197.5	156.6	181.2
Crude oil and feedstocks throughput (bpd in thousands)	132.3	201.4	153.4	183.1
Total crude oil and feedstocks throughput (millions of barrels)	12.0	18.3	27.9	33.1
Gross margin per barrel of throughput	$2.54	$(1.60)	$(4.55)	$1.12
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$3.99	$5.61	$6.31	$4.59
Refinery operating expense, per barrel of throughput (Note 11)	$5.33	$4.15	$4.96	$4.93
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	41%	32%	41%	33%
Medium	42%	23%	36%	20%
Light	10%	26%	11%	31%
Other feedstocks and blends	7%	19%	12%	16%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	41%	46%	43%	43%
Distillates and distillate blendstocks	34%	32%	33%	33%
Chemicals	1%	2%	2%	2%
Other	26%	18%	24%	21%
Total yield	102%	98%	102%	99%

Supplemental Operating Information - West Coast (Torrance and Martinez)
Production (bpd in thousands)	222.5	169.6	244.6	147.9
Crude oil and feedstocks throughput (bpd in thousands)	223.6	163.7	241.3	144.7
Total crude oil and feedstocks throughput (millions of barrels)	20.4	14.9	43.9	26.2
Gross margin per barrel of throughput	$(0.52)	$4.69	$(10.67)	$5.87
Gross refining margin, excluding special items, per barrel of throughput (Note 4, Note 10)	$0.05	$17.51	$3.83	$14.60
Refinery operating expense, per barrel of throughput (Note 11)	$9.77	$7.84	$8.93	$8.94
Crude and feedstocks (% of total throughput) (Note 12):
Heavy	82%	79%	82%	81%
Medium	9%	8%	8%	8%
Other feedstocks and blends	9%	13%	10%	11%
Total throughput	100%	100%	100%	100%
Yield (% of total throughput):
Gasoline and gasoline blendstocks	54%	60%	58%	57%
Distillates and distillate blendstocks	28%	27%	27%	26%
Other	18%	17%	16%	19%
Total yield	100%	104%	101%	102%

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
GROSS REFINING MARGIN / GROSS REFINING MARGIN PER BARREL OF THROUGHPUT (Note 10)
(Unaudited, in millions, except per barrel amounts)

	Three Months Ended		Three Months Ended
	June 30, 2020		June 30, 2019
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$2,515.8	$40.95	$6,560.0	$84.40
Less: Cost of sales	2,317.5	37.72	6,493.2	83.55
Consolidated gross margin	$198.3	$3.23	$66.8	$0.85
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$198.3	$3.23	$66.8	$0.85
Add: PBFX operating expense	23.2	0.38	28.6	0.37
Add: PBFX depreciation expense	11.2	0.18	8.9	0.11
Less: Revenues of PBFX	(89.2)	(1.45)	(82.8)	(1.07)
Add: Refinery operating expense	423.7	6.90	409.7	5.27
Add: Refinery depreciation expense	111.1	1.81	95.3	1.23
Gross refining margin	$678.3	$11.05	$526.5	$6.76
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	(584.2)	(9.51)	182.0	2.34
Gross refining margin excluding special items	$94.1	$1.54	$708.5	$9.10

	Six Months Ended		Six Months Ended
	June 30, 2020		June 30, 2019
RECONCILIATION OF CONSOLIDATED GROSS MARGIN TO GROSS REFINING MARGIN AND GROSS REFINING MARGIN EXCLUDING SPECIAL ITEMS	$	per barrel of throughput	$	per barrel of throughput
Calculation of consolidated gross margin:
Revenues	$7,793.3	$56.05	$11,776.2	$81.44
Less: Cost of sales	8,929.2	64.22	11,284.4	78.04
Consolidated gross margin	$(1,135.9)	$(8.17)	$491.8	$3.40
Reconciliation of consolidated gross margin to gross refining margin:
Consolidated gross margin	$(1,135.9)	$(8.17)	$491.8	$3.40
Add: PBFX operating expense	52.8	0.38	58.5	0.40
Add: PBFX depreciation expense	22.5	0.16	17.6	0.12
Less: Revenues of PBFX	(182.2)	(1.31)	(161.6)	(1.12)
Add: Refinery operating expense	931.2	6.70	863.1	5.97
Add: Refinery depreciation expense	216.5	1.56	189.6	1.31
Gross refining margin	$(95.1)	$(0.68)	$1,459.0	$10.08
Special Items (Note 4):
Add: Non-cash LCM inventory adjustment	701.4	5.04	(324.0)	(2.23)
Gross refining margin excluding special items	$606.3	$4.36	$1,135.0	$7.85

See Footnotes to Earnings Release Tables

PBF ENERGY INC. AND SUBSIDIARIES
EARNINGS RELEASE TABLES
FOOTNOTES TO EARNINGS RELEASE TABLES

(1) Adjusted fully-converted information is presented in this table as management believes that these Non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to investors to compare our results across the periods presented and facilitates an understanding of our operating results. We also use these measures to evaluate our operating performance. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The differences between adjusted fully-converted and GAAP results are explained in footnotes 2 through 6.

(2) Represents the elimination of the noncontrolling interest associated with the ownership by the members of PBF Energy Company LLC ("PBF LLC") other than PBF Energy Inc., as if such members had fully exchanged their PBF LLC Series A Units for shares of PBF Energy's Class A common stock.

(3) Represents an adjustment to reflect PBF Energy’s estimated annualized statutory corporate tax rate of approximately 26.3% and 26.5% for the 2020 and 2019 periods, respectively, applied to net income (loss) attributable to noncontrolling interest for all periods presented. The adjustment assumes the full exchange of existing PBF LLC Series A Units as described in footnote 2.

(4) The Non-GAAP measures presented include adjusted fully-converted net income (loss) excluding special items, income (loss) from operations excluding special items, EBITDA excluding special items and gross refining margin excluding special items. Special items for the three and six months ended June 30, 2020 and 2019 relate to LCM inventory adjustments, changes in the Tax Receivable Agreement liability, debt extinguishment costs, change in the fair value of contingent consideration, gain on sale of hydrogen plants and severance costs related to a reduction in workforce, all as discussed further below. Additionally, the cumulative effects of all current and prior period special items on equity are shown in footnote 13.

Although we believe that Non-GAAP financial measures excluding the impact of special items provide useful supplemental information to investors regarding the results and performance of our business and allow for useful period-over-period comparisons, such Non-GAAP measures should only be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

Special Items:

LCM inventory adjustment - LCM is a GAAP requirement related to inventory valuation that mandates inventory to be stated at the lower of cost or market. Our inventories are stated at the lower of cost or market. Cost is determined using last-in, first-out ("LIFO") inventory valuation methodology, in which the most recently incurred costs are charged to cost of sales and inventories are valued at base layer acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and net realizable selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may exceed market values. In such instances, we record an adjustment to write down the value of inventory to market value in accordance with GAAP. In subsequent periods, the value of inventory is reassessed and an LCM inventory adjustment is recorded to reflect the net change in the LCM inventory reserve between the prior period and the current period.

The following table includes the LCM inventory reserve as of each date presented (in millions):

			2020	2019
January 1,			$401.6	$651.8
March 31,			1,687.2	145.8
June 30,			1,103.0	327.8

The following table includes the corresponding impact of changes in the LCM inventory reserve on income (loss) from operations and net income (loss) for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,

	2020	2019	2020	2019
Net LCM inventory adjustment benefit (charge) in income (loss) from operations	$584.2	$(182.0)	$(701.4)	$324.0
Net LCM inventory adjustment benefit (charge) in net income (loss)	430.6	(133.8)	(516.9)	238.3

Debt Extinguishment Costs - During the six months ended June 30, 2020, we recorded pre-tax debt extinguishment costs of $22.2 million related to the redemption of the 2023 Senior Notes. These nonrecurring charges decreased net income by $16.4 million for the six months ended June 30, 2020. There were no such costs in any of the other periods presented.

Change in Tax Receivable Agreement liability - During the six months ended June 30, 2020, we recorded a change in the Tax Receivable Agreement liability that decreased income before income taxes and net income by $11.6 million and $8.5 million, respectively. The changes in the Tax Receivable Agreement liability reflect charges or benefits attributable to changes in our obligation under the Tax Receivable Agreement due to factors out of our control such as changes in tax rates. There was no change in the Tax Receivable Agreement liability during any of the other periods presented.

Change in Fair Value of Contingent Consideration - During the three months ended June 30, 2020, we recorded a change in the fair value of the contingent consideration primarily related to the Martinez Contingent Consideration which increased income from operations and net income by $12.1 million and $8.9 million, respectively. During the six months ended June 30, 2020, we recorded a change in the fair value of the contingent consideration primarily related to the Martinez Contingent Consideration which increased income from operations and net income by $64.9 million and $47.8 million, respectively. There were no such changes in fair value of contingent consideration during the three and six months ended June 30, 2019.

Gain on Sale of Hydrogen Plants - During the three and six months ended June 30, 2020, we recorded a gain on the sale of five hydrogen plants. The gain increased income from operations and net income by $471.1 million and $347.2 million, respectively. There was no such gain during the three and six months ended June 30, 2019.

Severance Costs - During the three and six months ended June 30, 2020, we recorded a severance charge related to a reduction in our workforce that decreased income from operations and net income by $12.9 million and $9.5 million, respectively. There were no such costs during the three and six months ended June 30, 2019.

(5) Represents an adjustment to weighted-average diluted shares outstanding to assume the full exchange of existing PBF LLC Series A Units as described in footnote 2 above.

(6) Represents weighted-average diluted shares outstanding assuming the conversion of all common stock equivalents, including options and warrants for PBF LLC Series A Units and performance share units and options for shares of PBF Energy Class A common stock as calculated under the treasury stock method (to the extent the impact of such exchange would not be anti-dilutive) for the three and six months ended June 30, 2020 and 2019, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 11,483,336 and 11,729,631 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three and six months ended June 30, 2020, respectively. Common stock equivalents exclude the effects of performance share units and options and warrants to purchase 6,833,973 and 6,012,867 shares of PBF Energy Class A common stock and PBF LLC Series A Units because they are anti-dilutive for the three and six months ended June 30, 2019, respectively. For periods showing a net loss, all common stock equivalents and unvested restricted stock are considered anti-dilutive.

(7) EBITDA (Earnings before Interest, Income Taxes, Depreciation and Amortization) and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with GAAP. Adjusted EBITDA is defined as EBITDA before adjustments for items such as stock-based compensation expense, the non-cash change in the fair value of catalyst obligations, gain on sale of hydrogen plants, the write down of inventory to the LCM, changes in the liability for Tax Receivable Agreement due to factors out of our control, such as changes in tax rates, debt extinguishment costs related to refinancing activities, and certain other non-cash items. We use these Non-GAAP financial measures as a supplement to our GAAP results in order to provide additional metrics on factors and trends affecting our business. EBITDA and Adjusted EBITDA are measures of operating performance that are not defined by GAAP and should not be considered substitutes for net income as determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they are not necessarily comparable to other similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(8) We operate in two reportable segments: Refining and Logistics. Our operations that are not included in the Refining and Logistics segments are included in Corporate. As of June 30, 2020, the Refining segment includes the operations of our oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey, Toledo, Ohio, Chalmette, Louisiana, Torrance, California and Martinez, California. The Logistics segment includes the operations of PBF Logistics LP ("PBFX"), a growth-oriented master limited partnership which owns or leases, operates, develops and acquires crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBFX's assets primarily consist of rail and truck terminals and unloading racks, storage facilities and pipelines, a substantial portion of which were acquired from or contributed by PBF LLC and are located at, or nearby, our refineries. PBFX provides various rail, truck and marine terminaling services, pipeline transportation services and storage services to PBF Holding and/or its subsidiaries and third party customers through fee-based commercial agreements.

PBFX currently does not generate significant third party revenue and intersegment related-party revenues are eliminated in consolidation. From a PBF Energy perspective, our chief operating decision maker evaluates the Logistics segment as a whole without regard to any of PBFX’s individual operating segments.

(9) As reported by Platts.

(10) Gross refining margin and gross refining margin per barrel of throughput are Non-GAAP measures because they exclude refinery operating expenses, depreciation and amortization and gross margin of PBFX. Gross refining margin per barrel is gross refining margin, divided by total crude and feedstocks throughput. We believe they are important measures of operating performance and provide useful information to investors because gross refining margin per barrel is a helpful metric comparison to the industry refining margin benchmarks shown in the Market Indicators Tables, as the industry benchmarks do not include a charge for refinery operating expenses and depreciation. Other companies in our industry may not calculate gross refining margin and gross refining margin per barrel in the same manner. Gross refining margin and gross refining margin per barrel of throughput have their limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

(11) Represents refinery operating expenses, including corporate-owned logistics assets, excluding depreciation and amortization, divided by total crude oil and feedstocks throughput.

(12) We define heavy crude oil as crude oil with American Petroleum Institute (API) gravity less than 24 degrees. We define medium crude oil as crude oil with API gravity between 24 and 35 degrees. We define light crude oil as crude oil with API gravity higher than 35 degrees.

(13) The total debt to capitalization ratio is calculated by dividing total debt by the sum of total debt and total equity. This ratio is a measurement that management believes is useful to investors in analyzing our leverage. Net debt and the net debt to capitalization ratio are Non-GAAP measures. Net debt is calculated by subtracting cash and cash equivalents from total debt. We believe these measurements are also useful to investors since we have the ability to and may decide to use a portion of our cash and cash equivalents to retire or pay down our debt. Additionally, we have also presented the total debt to capitalization and net debt to capitalization ratios excluding the cumulative effects of special items on equity.

	June 30,	December 31,
	2020	2019
	(in millions)
Total debt	$4,092.8	$2,064.9
Total equity	2,889.7	3,585.5
Total capitalization	$6,982.5	$5,650.4

Total debt	$4,092.8	$2,064.9
Total equity excluding special items	3,136.3	3,675.8
Total capitalization excluding special items	$7,229.1	$5,740.7

Total equity	$2,889.7	$3,585.5
Special Items (Note 4)
Add: Non-cash LCM inventory adjustment	1,103.0	401.6
Add: Gain on Torrance land sale	(76.9)	(76.9)
Add: Change in Tax Receivable Agreement liability	(278.8)	(290.4)
Add: Debt extinguishment costs	47.7	25.5
Add: Early railcar return expense	52.3	52.3
Add: Change in fair value of contingent consideration	(64.9)	—
Add: Gain on sale of hydrogen plants	(471.1)	—
Add: Severance costs	12.9	—
Less: Recomputed income taxes on special items	(97.8)	(42.0)
Add: Net tax expense on TCJA related special items	20.2	20.2
Net impact of special items to equity	246.6	90.3
Total equity excluding special items	$3,136.3	$3,675.8

Total debt	$4,092.8	$2,064.9
Less: Cash and cash equivalents	1,225.2	814.9
Net Debt	$2,867.6	$1,250.0

Total debt to capitalization ratio	59%	37%
Total debt to capitalization ratio, excluding special items	57%	36%
Net debt to capitalization ratio	50%	26%
Net debt to capitalization ratio, excluding special items	48%	25%

(14) The Refining segment includes capital expenditures of $1,176.2 million for the acquisition of the Martinez refinery in the first quarter of 2020.

(15) On April 24, 2019, PBFX entered into a contribution agreement with PBF LLC (the "TVPC Contribution Agreement"), pursuant to which PBF LLC contributed to PBFX all of the issued and outstanding limited liability company interests of TVP Holding Company LLC (“TVP Holding”) for total consideration of $200.0 million (the "TVPC Acquisition"). Prior to the TVPC Acquisition, TVP Holding owned a 50% equity interest in Torrance Valley Pipeline Company LLC (“TVPC”). Subsequent to the closing of the TVPC Acquisition on May 31, 2019, PBFX owns 100% of the equity interest in TVPC.

(16) Prior to the TVPC Contribution Agreement, the Logistics segment included 100% of the income from operations of TVPC, as TVPC was consolidated by PBFX. PBFX recorded net income attributable to noncontrolling interest for the 50% equity interest in TVPC held by PBF Holding. PBF Holding (included in the Refining segment) recorded equity income in investee related to its 50% noncontrolling ownership interest in TVPC. For purposes of our Condensed Consolidated Financial Statements, PBF Holding’s equity income in investee and PBFX’s net income attributable to noncontrolling interests eliminated in consolidation.